UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2013

Gilman Ciocia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22996	11-2587324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Raymond Avenue, Poughkeepsie, New York	12603
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (845) 485-5278

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On September 9, 2013, Gilman Ciocia, Inc. (the “Company”) held a special meeting of stockholders of the Company for the purpose of considering and voting on the proposals described in greater detail in the Company’s Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on August 9, 2013 (the “Proxy Statement”).  Holders of 62,192,939 shares of common stock of the Company, representing approximately 64% of the shares of the common stock of the Company outstanding and entitled to vote as of August 7, 2013, the record date for the special meeting, were present in person or represented by proxy at the special meeting.  A summary of the voting results on each of the proposals submitted to a vote of the Company’s stockholders at the special meeting is set forth below:

Proposal 1: Adoption of the Merger Agreement

The Company’s stockholders adopted the Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 20, 2013, by and among the Company, National Holdings Corporation (“National”) and National Acquisition Corp. (“Merger Sub”) and the transactions contemplated thereby.  Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of National.  The tabulation of votes on this proposal was as follows:

For	Against	Abstain

62,125,180	62,256	5,503

Proposal 2: Non-Binding Vote on Certain Compensation Relating to the Merger

The Company’s stockholders approved, on a non-binding, advisory basis, the “golden parachute” compensation payable to one of the Company’s executive officers in connection with the merger as described in the Proxy Statement.  The tabulation of votes for this proposal was as follows:

For	Against	Abstain

61,707,174	400,641	85,124

Proposal 3: Adjournment of the Special Meeting

The Company’s stockholders approved one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the Merger Agreement. Because the Company’s stockholders approved Proposal 1, the Company did not need to adjourn the special meeting to solicit additional proxies in favor of Proposal 1.

For	Against	Abstain

62,088,896	95,237	8,803

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gilman Ciocia, Inc.
(Registrant)

Date: September 10, 2013	/s/ Michael Ryan
	Name:	Michael Ryan
	Title:	President